EXHIBIT 99.4

FOR IMMEDIATE RELEASE NOVEMBER 16, 2005	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154
INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT - CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION CLOSES ACQUISITION OF APPALACHIAN BASIN NATURAL GAS PRODUCER

COLUMBIA NATURAL RESOURCES, LLC

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 16, 2005 – Chesapeake Energy Corporation (CHK:NYSE) has closed its previously announced acquisition of Columbia Natural Resources, LLC and certain affiliated entities (CNR) from Triana Energy Holdings, LLC. The purchase price was $2.95 billion, which consisted of $2.2 billion in cash and $0.75 billion in liabilities assumed at closing.

Through this transaction, Chesapeake acquired an internally estimated 2.5 trillion cubic feet of natural gas equivalent (tcfe) of proved, probable and possible (3P) reserves, comprised of 1.1 tcfe of proved reserves and 1.4 tcfe of probable and possible reserves. Current daily net production from the acquired properties is approximately 125 million cubic feet of natural gas equivalent, providing a proved reserves-to-production index of approximately 23 years and a proved developed reserves-to-production index of approximately 16 years. On the acquired properties, Chesapeake has identified approximately 1,300 proved undeveloped locations, 6,300 probable locations and 1,800 possible locations for a total of 9,400 undrilled locations, or an estimated drilling inventory of more than 15 years. The properties are principally located in West Virginia, Kentucky, Ohio, Pennsylvania and New York.

After allocating $175 million of the purchase price to the extensive mid-stream natural gas assets being acquired (including over 6,500 miles of natural gas gathering lines) and $500 million to the unevaluated portion of the 4.1 million net leasehold acres being acquired (3.5 million net acres in the U.S. and 0.6 million net acres in Canada), Chesapeake’s acquisition cost for the 1.1 tcfe of internally estimated proved reserves was approximately $2.275 billion, or $2.20 per thousand cubic feet of natural gas equivalent (mcfe). Based on the company’s projected development plan, which includes approximately $4.1 billion of anticipated future drilling and development costs, Chesapeake estimates that its all-in cost of acquiring and developing the 2.5 tcfe of 3P reserves will be approximately $2.79 per mcfe.

Chesapeake’s Appalachian proved reserves are long-lived, have low production decline rates (the proved developed producing base is projected to decline at less than 10% per year), are 99% natural gas, have an average BTU content of 1,140 and are 69% proved developed. In addition, gas sold from the properties generally receives a $0.25-0.50 per mmbtu premium to NYMEX gas prices, compared to basis differential discounts that are currently approximately $3.00 per mmbtu in various southwestern and western U.S. natural gas supply basins. Adjusting further for the favorable BTU content, Chesapeake’s Appalachian natural gas is today generating wellhead prices of up to $4.00 per mcfe more than typical southwestern and western U.S. natural gas production.

Chesapeake now owns an internally estimated 14.3 tcfe of proved and unproved oil and natural gas reserves, comprised of 7.3 tcfe of proved reserves (which are 92% natural gas and 100% onshore) and 7.0 tcfe of unproved reserves. The company intends to spend at least $200 million per year for the foreseeable future in further developing the acquired properties and is budgeting production growth from the acquired assets of 5-10% per year.

Following the announcement of the agreement to acquire CNR on October 3, 2005, Chesapeake hedged approximately 100 bcf of natural gas production at an average price of $10.76 per mmbtu. More specifically, the company hedged 7.4 bcf of fourth quarter 2005 gas production at a NYMEX price of $12.75 per mmbtu, 57.3 bcf of 2006 gas production at a NYMEX price of $11.40 per mmbtu, 23.7 bcf of 2007 gas production at a NYMEX price of $9.70 per mmbtu and 11.0 bcf of 2008 gas production at a NYMEX price of $8.37 per mmbtu. The hedged prices significantly exceed the pricing assumptions used by Chesapeake to value the properties.

Triana was formed in 2001 by management and executives of Metalmark Capital LLC as a Morgan Stanley Capital Partners portfolio company. Triana was advised in this transaction by Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC.

Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to have closed the CNR acquisition yesterday for several reasons. First, we have acquired very significant land and gas resource inventories to complement our already very large land and gas resource inventories. CNR’s additional 3.5 million net acres of onshore U.S. leasehold and 2.5 tcfe of 3P reserves will increase Chesapeake’s leasehold and proved and unproved reserve inventories to 8.0 million net acres and 14.3 tcfe, respectively.

Secondly, we are very enthusiastic about moving into the large, prolific and generally underexplored and unconsolidated Appalachian Basin. The basin covers over 185,000 square miles (almost three times the size of Oklahoma)

across seven states and has produced more than 46 tcf of gas from over 400,000 wells. In 2003, the National Petroleum Council estimated the basin still contained another 9 tcf of proved gas reserves and an additional 68 tcf of unproved gas reserves. In addition, much of the basin remains underexplored. Less than 1% of the 400,000 wells drilled to date have penetrated below 7,500 feet, leaving substantial deeper exploration opportunities available for Chesapeake to pursue. In addition, very few horizontal wells have been drilled and very few wells have been cored, leaving a great opportunity for Chesapeake to apply new scientific approaches to gas development in the region.

Third, we are also attracted to the value proposition of producing natural gas at a premium price to NYMEX, rather than for the steep discount to NYMEX that most other U.S. natural gas sells for today. Some current basis differentials now approximate $3.00 per mmbtu, creating a very pronounced value advantage for Appalachian Basin gas production. Including an approximate 14% value upgrade for the rich BTU content of the gas, we believe prices realized on Chesapeake’s Appalachian gas production today would be up to $4.00 per mcfe higher than prices received in most southwestern and western U.S. gas basins.

In addition, we are eager to begin working in a large U.S. natural gas basin that shares many similarities to our stronghold in the Mid-Continent. As in the Mid-Continent area seven years ago, Appalachian Basin asset ownership is very fragmented and gas production has typically been developed by a large number of very small private companies, a few mid-sized public independents and several large pipeline and utility companies. We believe that Chesapeake’s significant presence in the Barnett, Woodford, Caney and Fayetteville shale plays, our expertise in tight sand and horizontal coalbed methane drilling and our commitment to deep natural gas exploration will enable us to achieve success in Appalachia.

And finally, it has become abundantly clear in the past two months that the U.S. needs significant additional supplies of clean-burning, domestically-produced onshore natural gas. During the past five years, Chesapeake has been the most active driller in the U.S. and has discovered and developed major new supplies of natural gas that U.S. consumers increasingly need. In 2006, the company plans to utilize an average of at least 85-90 drilling rigs to continue exploring for new supplies of natural gas. While others in the industry are increasingly focused on international projects, we remain committed to supplying consumers with as much natural gas as Chesapeake can find onshore in the U.S.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include estimates of oil and gas reserves, expected oil and gas production and future expenses, projections of future oil and gas prices, planned capital expenditures for drilling, leasehold acquisitions and seismic data, and statements concerning anticipated cash flow and liquidity, business strategy and other plans and objectives for future operations. Disclosures concerning the fair value of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility.

Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in item 1 of our 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2005. They include the volatility of oil and gas prices; adverse effects our level of indebtedness could have on our operations and future growth; our ability to compete effectively against strong independent oil and gas companies and majors; the availability of capital on an economic basis to fund reserve replacement costs; uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and the timing of development expenditures; our ability to replace reserves and sustain production; uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities; unsuccessful exploration and development drilling; declines in the values of our oil and gas properties resulting in ceiling test write-downs; lower prices realized on oil and gas sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities; and drilling and operating risks. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Our production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Also, our internal estimates of reserves, particularly those in the properties recently acquired or proposed to be acquired where we may have limited review of data or experience with the reserves, may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable”, “possible” or “unproved” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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